                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT:
Michael Gonnerman, CFO
LeadingSide, Inc.
(617) 577-2892
mgonnerman@leadingside.com
www.leadingside.com

          LEADINGSIDE ANNOUNCES STAFF REORGANIZATION AND REDUCTION;
                  PROVIDES PRELIMINARY FOURTH-QUARTER RESULTS

                  COMPANY IN ACTIVE DISCUSSIONS FOR FINANCING

CAMBRIDGE, MA, January 16, 2001 - LeadingSide, Inc. (OTCBB: LDSD), a provider of e-business solutions, today announced a reorganization that will reduce its workforce by approximately 50 percent, or 60 employees, in order to dramatically lower expenses and streamline operations. The move is expected to result in an annualized savings of $12 million to $15 million.

For the fourth quarter ended December 31, 2000, LeadingSide expects to announce revenues in the range of $3.5 to $4 million and to report a net loss of $(0.38) to $(0.40) per share. Actual results are expected to be released in late February.

LeadingSide also announced today that it is in active discussions with a number of strategic partners regarding interim financing arrangements while it considers its options for the longer term. The Company said that existing cash and proceeds from work for existing customers would not be sufficient to fund operations beyond the end of January. It said that the options currently under consideration include strategic partnering arrangements designed to give LeadingSide access to solutions work generated by major software firms, but that the Board of Directors is considering a variety of alternatives.

Stated David C. Mahoney, LeadingSide's chairman and chief executive officer, "The outlook for continuing short-term weakness in the e-services market and the resulting shortfall in our revenues and earnings called for aggressive action. The reorganization and interim financing are important steps that are necessary to enable us to continue to build a profitable enterprise based on our core competency - delivering knowledge-driven e-business solutions to Global 2000 clients. We are optimistic that we will be able to conclude a transaction that will give us the necessary breathing room; however, it is critical that we see results in the near term."

ABOUT LEADINGSIDE, INC.

LeadingSide is an e-business solution provider that designs, develops and deploys knowledge-driven solutions to Global 2000 companies in the financial services, pharmaceuticals, telecommunications, media, high tech, and professional services industries. The company's core strength lies in its ability to create strategic e-business solutions that leverage the considerable intellectual capital embedded in the terabytes of structured and unstructured business content that companies create and access every day. The company is headquartered in Cambridge, Massachusetts, with offices in New York, the United Kingdom and Singapore. For more information, visit www.leadingside.com, or call
617.577.2400 (in the U.S.) or 44-(0)-1895-827200 (outside the U.S.).

Statements in this press release about the company's prospects, are forward-looking statements based on assumptions that may not be realized for various reasons. Important factors that could cause actual results to differ materially from these statements include, but are not limited to: that the company may not secure the additional financing or alternative transactions that it requires; that it may not be able to convert its backlog (contracts signed, but not yet executed) into revenues; that the lead time to finalize large engagements may be longer than expected; that pending customer agreements on which the company has begun work may not actually be finalized; that the headcount reductions announced today may not leave the Company with sufficient staff to perform new business that is developed; that the company may not be able to effectively compete against larger, more established e-business solutions providers; and that increases in various cost and expense categories may exceed management's current expectations. Further information on these and other potential factors that could affect the company's financial results are included in the company's latest periodic filings (Forms 10-K, 10-Q, 8-K and prospectuses) with the Securities and Exchange Commission.

                                       2